Exhibit 99.1

FOR IMMEDIATE RELEASE

BAXTER REPORTS FOURTH-QUARTER AND FULL-YEAR 2022 RESULTS

•Fourth-quarter sales of $3.9 billion increased 11% on a reported basis, 17% on a constant currency basis and 2% on an operational basis1
•Fourth-quarter U.S. GAAP diluted earnings per share (EPS) of $0.36 and adjusted diluted EPS of $0.88
•Full-year sales of $15.1 billion increased 18% on a reported basis, 23% on a constant currency basis and 2% on an operational basis
•Full-year U.S. GAAP diluted EPS (loss) of ($4.83) and adjusted diluted EPS of $3.50
•Company provides update on previously announced actions to improve operational efficiency through streamlined operating model while positioning for proposed spinoff of Renal Care and Acute Therapies businesses

DEERFIELD, Ill., FEB. 9, 2023 –Baxter International Inc. (NYSE:BAX), a global medtech leader, today reported results for the fourth quarter and full year ended Dec. 31, 2022, and provided its financial guidance for full-year and first-quarter 2023.
“Baxter employees worldwide are embracing the power of our lifesaving Mission to navigate a complex healthcare landscape and respond to sustained demand for our essential products,” said José (Joe) E. Almeida, chairman, president and chief executive officer. “Ongoing macroeconomic challenges and supply chain headwinds continue to weigh on business performance, underscoring the need for decisive action to create value for the patients, shareholders and other stakeholder communities that rely on us. I am confident that the plans we announced last month to spin off a new kidney care company and implement a new operating model for our remaining businesses will enhance the potential for growth and innovation across both entities.”

______________________
1 See the "Non-GAAP Financial Measures" section below for information about the non-GAAP financial measures included in this release and see the accompanying tables to this press release for reconciliations of those non-GAAP measures to the corresponding U.S. GAAP measures.

Fourth-Quarter Financial Results
Baxter’s worldwide sales in the fourth quarter totaled $3.9 billion, an increase of 11% on a reported basis, 17% on a constant currency basis and 2% on an operational basis. Operational sales in the fourth quarter exclude the impacts of foreign exchange and the December 2021 acquisition of Hillrom.
Sales in the U.S. totaled $1.9 billion, increasing 25% on a reported basis and declining 1% on an operational basis. International sales of $2 billion were flat on a reported basis, and increased 10% on a constant currency basis and 3% operationally.
Among Baxter’s product categories, Advanced Surgery and Clinical Nutrition delivered mid-to-high single-digit growth at constant currency rates, reflecting solid demand across both product categories. Renal Care delivered low single-digit growth at constant rates, driven by mid-single-digit growth of peritoneal dialysis therapies offset by low single-digit declines in in-center hemodialysis therapies. Double-digit growth at constant rates in BioPharma Solutions (BPS) reflected strong demand for non-COVID-related services, which more than offset lower COVID-19 vaccine manufacturing revenues. Growth in the quarter was partially offset by low single-digit declines in Pharmaceuticals and Medication Delivery, both at constant rates. Pharmaceuticals performance in the quarter reflects the continued impact of generic competition in the U.S., partially offset by low single-digit constant currency growth internationally. Fourth-quarter Medication Delivery performance was affected by a difficult comparison to the prior year, which benefited from higher levels of pump placements. As expected, Acute Therapies also declined low single digits at constant rates, resulting from a challenging year-over-year comparison following increased sales in the same period of 2021 driven by the COVID-19 pandemic.
Legacy Hillrom's Front Line Care, Patient Support Systems and Global Surgical Solutions businesses contributed $734 million to fourth-quarter sales on a reported basis. On a pro forma basis and after adjusting for foreign exchange, fourth-quarter legacy Hillrom sales grew mid-single digits as compared to the prior-year period, reflecting demand for the Physical Assessment and Cardiology portfolios.
Please see the attached schedules accompanying this press release for additional details on sales performance in the quarter, including breakouts by Baxter’s product categories and segments.

For the fourth quarter, net income attributable to Baxter was $181 million, or $0.36 per diluted share, on a U.S. GAAP (Generally Accepted Accounting Principles) basis. These results include special items totaling $263 million after-tax, which were primarily related to intangible amortization, and goodwill and intangible asset impairments. On an adjusted basis, net income attributable to Baxter totaled $444 million in the fourth quarter, or $0.88 per diluted share, which represented a decline of 15% compared to the prior-year period due to increased supply chain related costs resulting primarily from inflationary pressures, the negative impact of foreign exchange and higher interest expense.

Full-Year Financial Results
Baxter’s 2022 worldwide sales totaled $15.1 billion, an increase of 18% on a reported basis, 23% on a constant currency basis and 2% on an operational basis. Operational sales for the full year exclude the impacts of foreign exchange and the December 2021 acquisition of Hillrom.
Sales in the U.S. totaled $7.2 billion, growing 39% on a reported basis and 1% on an operational basis. International sales of $7.9 billion grew 4% on a reported basis, 12% at constant currency rates and 3% operationally.
Legacy Hillrom's Front Line Care, Patient Support Systems and Global Surgical Solutions businesses contributed $2.9 billion to full-year sales on a reported basis. On a pro forma basis and after adjusting for foreign exchange, full-year legacy Hillrom sales were flat as compared to the prior-year period, primarily reflecting the impact of supply constraints for electromechanical components.
The accompanying schedules include additional details on sales performance by product categories and segments.
For full-year 2022, net income (loss) attributable to Baxter totaled ($2.4 billion), or ($4.83) per diluted share on a U.S. GAAP basis. These results include special items totaling $4.2 billion after-tax, led by the $3.1 billion goodwill and intangible asset impairment charges announced in October 2022, which primarily reflected rising interest rates and broad declines in equity valuations, as well as intangible amortization and integration expenses, among other items. On an adjusted basis, 2022 net income attributable to Baxter totaled $1.8 billion, or $3.50 per diluted share, a decline of 3% compared to the prior-year period.

For the full year, Baxter generated $1.2 billion in operating cash flow from continuing operations and $532 million in free cash flow (operating cash flow from continuing operations less capital expenditures of $679 million).
“Our capital allocation strategy prioritizes opportunities to advance our performance as a business and drive meaningful impact for our stakeholders,” said Jay Saccaro, executive vice president and chief financial officer. “In 2022, Baxter returned approximately $600 million to shareholders through dividends and share repurchases. As we execute on our strategic actions outlined at the beginning of 2023, we are first and foremost committed to improving our cash flow generation. Our priorities for cash deployment are focused on, accelerating debt repayment, maintaining our dividend and resuming share repurchases over time, while we continue to assess additional inorganic growth opportunities for our new streamlined operations.”
New Operating Model to Simplify Baxter's Operations
As announced in the company’s Jan. 6, 2023, press release, Baxter is working to finalize a new operating model that it will begin to implement in parallel with its planning for the proposed spinoff of the Renal Care and Acute Therapies businesses.
In the coming months, Baxter is preparing to commence a series of changes across its organization that are designed to meaningfully simplify its operating model and manufacturing footprint, drive strategic clarity, improve operational efficiencies, and accelerate future growth. The company plans to consolidate its operations into four vertically integrated global business units (GBUs) focused on broad therapeutic areas.
Under the new model, Baxter’s four GBUs will become the company’s functional and financial reporting segments, which will be further updated after the completion of the proposed spinoff of the Renal Care and Acute Therapies businesses:
•Medical Products and Therapies: comprised of the current Medication Delivery, Advanced Surgery and Clinical Nutrition businesses.
•Healthcare Systems and Technologies (legacy Hillrom): comprised of the current Patient Support Systems, Global Surgical Solutions and Front Line Care businesses.

•Pharmaceuticals: comprised of the company’s injectable and premix drug portfolios, and its BioPharma Solutions (BPS) business, pending exploration of strategic alternatives, which could include a sale, for BPS.
•Kidney Care: comprised of the company’s current Renal Care and Acute Therapies businesses; these businesses are intended to be spun off into an independent, publicly traded company, subject to the satisfaction of customary conditions, in the next 12 to 18 months.
Post completion of the Kidney Care Company spinoff, each of the three Baxter GBUs will be led by a president reporting directly to CEO Joe Almeida and will have a fully integrated organization responsible for its P&L, upstream and downstream commercial operations, research and development (R&D), and aligned manufacturing sites. From a manufacturing perspective, Baxter plans to become a more nimble organization, with manufacturing sites streamlined and mapped directly to each GBU, an optimized distribution network, and a more resilient supply chain. These changes are designed to position Baxter’s GBUs to respond to market dynamics faster and more effectively, while also advancing innovation for patients through R&D prioritization.
The new operating model design process is expected to be completed by early second quarter, with an updated reporting framework expected to be implemented during the second half of 2023.
In response to the significant macroeconomic challenges Baxter has experienced over the last two years, the company is in the process of executing a cost reduction program in parallel with its operating model redesign that is expected to be finalized later this quarter. This initiative and additional actions the company has undertaken to enhance performance are expected to deliver more than $300 million in total savings during 2023. These actions are currently expected to result in a global workforce reduction of less than 5%.
Almeida said, “While the opportunities ahead are clear, the journey will involve some difficult decisions. We will take these necessary steps with the utmost care and sensitivity, in full knowledge that the passion and commitment of our Baxter team drives our success. We are poised to emerge transformed for a new era, better positioned to compete in the dynamic healthcare marketplace and create value for our stakeholders.”

Corporate Responsibility
Baxter is committed to responsible corporate citizenship in service of the patients, employees, and diverse communities the company serves globally as a healthcare leader. Throughout 2022, Baxter continued to advance its 2030 Corporate Responsibility Commitment, comprising 10 goals for prioritized action across three pillars: Empower Our Patients, Protect Our Planet, and Champion Our People and Communities. This Commitment supports a number of the United Nations Sustainable Development Goals (UN SDGs) and 2030 Agenda with a global blueprint for achieving a more sustainable future.
Key to this focus, Baxter and its philanthropic arm, the Baxter International Foundation, have maintained a sustained emphasis on the company’s expansive ACT (Activating Change Today) initiative, a multidisciplinary effort to advance racial justice by driving meaningful, sustainable change within Baxter and the communities and markets the company serves. Among 2022 ACT milestones, the company donated more than $7 million to a range of organizations in order to advance new racial justice programming, fund student scholarships at Historically Black Colleges and Universities (HBCUs) and help address the disproportionate challenges affecting Black Americans related to kidney health.
Baxter continues to be recognized for its leadership in corporate responsibility and workplace excellence. In 2022, the company:
•Was named to the Dow Jones Sustainability Indices – DJSI World and DJSI North America; Baxter has appeared each year since the indices launched, in 1999 and 2005, respectively.
•Scored 100% on the 2022 Human Rights Campaign Corporate Equality Index, designating Baxter as a Best Place to Work for LGBTQ+ Equality; this marked the eighth consecutive year the company has received a perfect score.
•Was cited among top scoring companies on Disability:IN’s 2022 Disability Equality Index, designating Baxter as a Best Place to Work for Disability Inclusion.
•Was named to 3BL Media’s list of 100 Best Corporate Citizens for 2022.
•Was recognized by Seramount on its 2022 lists of the 100 Best Companies, Best Companies for Dads, and Best Companies for Multicultural Women; and named a leading organization on the 2022 Seramount Inclusion Index.

2023 Financial Outlook
For full-year 2023: Baxter expects sales growth of 1% to 2% on a reported basis and flat to 1% on a constant currency basis. The company expects U.S. GAAP earnings of $1.43 to $1.63 per diluted share and adjusted earnings, before special items, of $2.75 to $2.95 per diluted share. Guidance for 2023 reflects a challenging first half of the year due to increased cost of sales resulting from elevated costs of inventory produced in the second half of 2022, reflecting the significant inflationary pressures the company experienced, that will impact earnings when the related inventory is sold in 2023. Baxter expects the impact from these inflationary pressures on its earnings to begin to ease in the second half of the year. The benefits from the savings programs, which are in the process of being finalized, are expected to ramp over the course of the year, with the majority of the benefit being realized in the second half of the year. Finally, adjusted earnings guidance for 2023 also reflects incremental employee compensation costs, higher interest expense and an increased tax rate assumption as compared to full year 2022.
For first-quarter 2023: The company expects sales to decline approximately 3% on a reported basis and 1% on a constant currency basis. The company expects U.S. GAAP earnings of $0.14 to $0.18 per diluted share and adjusted earnings, before special items, of $0.46 to $0.50 per diluted share.
A webcast of Baxter’s fourth-quarter 2022 conference call for investors can be accessed live from a link in the Investor Relations section of the company’s website at www.baxter.com beginning at 7:30 a.m. CST on Feb. 9, 2023. Please see www.baxter.com for more information regarding this and future investor events and webcasts.
About Baxter
Every day, millions of patients, caregivers and healthcare providers rely on Baxter’s leading portfolio of diagnostic, critical care, kidney care, nutrition, hospital and surgical products used across patient homes, hospitals, physician offices and other sites of care. For more than 90 years, we’ve been operating at the critical intersection where innovations that save and sustain lives meet the healthcare providers who make it happen. With products, digital health solutions and therapies available in more than 100 countries, Baxter’s employees worldwide are now building upon the company’s rich heritage of medical breakthroughs to advance the next generation of transformative healthcare innovations. To learn more, visit www.baxter.com and follow us on Twitter, LinkedIn and Facebook.

Non-GAAP Financial Measures
Net sales growth rates are presented on a constant currency basis. These non-GAAP financial measures provide information on the percentage change in net sales growth as if foreign currency exchange rates had remained constant between the prior and current periods. Hillrom sales have not been adjusted to prior-year exchange rates in our constant currency growth measures because there were only 18 days of Hillrom sales in the prior-year periods. Net sales growth rates are also presented on an operational basis. For the quarter and full year ended December 31, 2022, operational sales growth excludes the impact of foreign exchange and the December 13, 2021 acquisition of Hillrom. This measure provides information on the change in net sales growth rates as if foreign exchange rates had remained constant and excluding the impact of the company’s recent acquisition of Hillrom. For the quarter and full year ended December 31, 2022, pro forma sales growth on a constant currency basis, a non-GAAP financial measure, has also been provided for Hillrom to provide supplemental information about its constant currency sales growth as if it had been owned by Baxter for the entire prior-year periods.
Other non-GAAP financial measures included in this release and the accompanying tables (including within the tables that provide the company’s detailed reconciliations to the corresponding U.S. GAAP financial measures) are: adjusted gross margin, adjusted selling, general, and administrative expenses, adjusted research and development expenses, adjusted other operating expense (income), net, adjusted operating income (loss), adjusted income (loss) before income taxes, adjusted income tax expense (benefit), adjusted net income (loss), adjusted net income (loss) attributable to Baxter stockholders and adjusted diluted earnings per share. Those non-GAAP financial measures exclude the impact of special items. For the quarter and full year ended December 31, 2022 and 2021, special items for one or more periods included intangible asset amortization, business optimization charges, acquisition and integration costs, divestiture-related costs, expenses related to European medical devices regulation, product-related items, investigation and related costs, a litigation matter, goodwill and intangible asset impairments, a loss on a product divestiture arrangement, a loss on a subsidiary liquidation, a reclassification of a cumulative translation loss to earnings, a loss on a debt extinguishment, and certain tax matters. These items are excluded because they are highly variable or unusual and of a size that may substantially impact the company’s reported operations for a period. Additionally, intangible asset amortization is excluded as a special item to facilitate an evaluation of current and past operating performance and is consistent with how management and the company’s Board of Directors assess performance.
This release and the accompanying tables also include free cash flow, a non-GAAP financial measure that Baxter defines as operating cash flow less capital expenditures. Free cash flow is used by management and the company’s Board of Directors to evaluate the cash generated from Baxter’s operating activities each period after deducting its capital spending.
This release also includes forecasts of certain of the aforementioned non-GAAP measures on a forward-looking basis as part of the company’s financial outlook for upcoming periods.
Non-GAAP financial measures may enhance an understanding of the company’s operations and may facilitate an analysis of those operations, particularly in evaluating performance from one period to another. Management believes that non-GAAP financial measures, when used in conjunction with the results presented in accordance with U.S. GAAP and the company’s reconciliations to corresponding U.S. GAAP financial measures (which are included in the tables accompanying this release), may enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. Accordingly, management uses these non-GAAP measures internally in financial planning, to monitor business unit performance, and, in some cases, for purposes of determining incentive compensation. This information should be considered in addition to, and not as substitutes for, information prepared in accordance with U.S. GAAP.
Forward-Looking Statements
This release includes forward-looking statements concerning the company’s financial results (including the outlook for first quarter and full-year 2023) and business development and regulatory activities (including anticipated cost savings). These forward-looking statements are based on assumptions about many important factors, including the following, which could cause actual results to differ materially from those in the forward-looking statements: the company’s ability to execute and complete strategic initiatives, asset dispositions and other transactions, including the proposed spinoff of the company’s Renal Care and Acute Therapies product categories; the company’s plans to simplify the company’s operating model and manufacturing footprint and the company’s review of strategic alternatives for the company’s BioPharma Solutions product category, the timing for such transactions, the ability to satisfy any applicable conditions and the expected proceeds, consideration and benefits; failure to accurately forecast or achieve the company’s short- and long-term financial improvement performance and goals (including with respect to the company’s recently announced strategic actions); the company’s ability to execute on its capital allocation plans, including the company’s debt repayment plans, the timing and amount of any dividends, share repurchases and acquisition proceeds and the capital structure of the public company that the company expects to form as a result of the proposed spinoff (and the resulting capital structure for the remaining company); the impact of global economic conditions (including, among other things, inflation levels, interest rates, the potential for a recession, the ongoing war in Ukraine, the related economic sanctions being imposed globally in response to the conflict and potential trade wars) and continuing public health crises, pandemics and epidemics, such as the ongoing COVID-19 pandemic, or the anticipation of any of the foregoing, on the company’s operations and on the company’s employees, customers and suppliers, including foreign governments in countries in which the company operates; downgrades to the company’s credit ratings or ratings outlooks, and the related impact on the company’s funding costs and liquidity; demand for and market acceptance risks for and competitive pressures related to new and existing products (including challenges with the company’s ability to accurately predict changing consumer preferences, which has led to and may continue to lead to increased inventory levels, and needs and advances in technology and the resulting impact on customer inventory levels and the impact of reduced hospital admission rates and elective surgery volumes), and the impact of those products on quality and patient safety concerns; the continuity, availability and pricing of acceptable raw materials and component parts (and the company’s ability to pass some or all of these costs to the company’s customers through recent price increases or otherwise), and the related continuity of the company’s manufacturing and distribution and those of the company’s suppliers; inability to create additional production capacity in a timely manner or the occurrence of other manufacturing, sterilization or supply difficulties (including as a result of natural disaster, public health crises and epidemics/pandemics, regulatory actions or otherwise); product development risks, including satisfactory clinical performance and obtaining required regulatory approvals (including as a result of evolving regulatory requirements), the ability to manufacture at appropriate scale, and the general unpredictability associated with the product development cycle; the company’s ability to finance and develop new products or enhancements on commercially acceptable terms or at all; loss of key employees, the occurrence of labor disruptions or the inability to identify and recruit new employees; product quality or patient safety issues leading to product recalls, withdrawals, launch delays, warning letters, import bans, sanctions, seizures, litigation, or declining sales, including the focus on evaluating product portfolios for the potential presence or formation of nitrosamines; breaches or failures of the company’s information technology systems or products, including by cyber-attack, data leakage, unauthorized access or theft (as a result of remote working arrangements or otherwise); future actions of (or failures to act or delays in acting by) FDA, the European Medicines Agency or any other regulatory body or government authority (including the SEC, Department of Justice, the Federal Trade Commission, Centers for Medicare & Medicaid Services or the Attorney General of any State) that could delay, limit or suspend product development, manufacturing, sale or reimbursement or result in seizures, recalls, injunctions, monetary sanctions or criminal or civil liabilities, including the continued delay in lifting the warning letter at the company’s Ahmedabad facility; failures with respect to the company’s quality, compliance or ethics programs; future actions of third parties, including third-party payers and the company’s customers and distributors (including group purchasing organizations and integrated delivery networks), the impact of healthcare reform and its implementation, suspension, repeal, replacement, amendment, modification and other similar actions undertaken by the United States or foreign governments; the outcome of pending or future litigation, including the opioid, ethylene oxide and Linet antitrust litigation or other claims; the impact of competitive products and pricing, including generic competition, drug reimportation and disruptive technologies; global regulatory, trade and tax policies (including with respect to climate change and other sustainability matters); the ability to protect or enforce the company’s owned or in-licensed patent or other proprietary rights (including trademarks, copyrights, trade secrets and know-how) or patents of third parties preventing or restricting the company’s manufacture, sale or use of affected products or technology; the impact of any goodwill or other intangible asset impairments on the company’s operating results; fluctuations in foreign exchange and interest rates; any changes in law concerning the taxation of income (whether with respect to current or future tax reform); actions by tax authorities in connection with ongoing tax audits; and other risks identified in Baxter’s most recent filings on Form 10-K and Form 10-Q and other SEC filings, all of which are available on Baxter’s website. Baxter does not undertake to update its forward-looking statements unless otherwise required by the federal securities laws.

Baxter, Caelyx and Doxil are trademarks of Baxter International Inc.
Any other trademarks or product brands appearing herein are the property of their respective owners.

Media Contact
Stacey Eisen, (224) 948-5353
media@baxter.com

Investor Contact
Clare Trachtman, (224) 948-3020

###

BAXTER — PAGE 11
BAXTER INTERNATIONAL INC.
Consolidated Statements of Income
(unaudited)
(in millions, except per share and percentage data)

	Three Months Ended December 31,
	2022	2021	Change
NET SALES	$3,887	$3,514	11%
COST OF SALES	2,424	2,108	15%
GROSS MARGIN	1,463	1,406	4%
% of Net Sales	37.6%	40.0%	(2.4 pts)
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	912	885	3%
% of Net Sales	23.5%	25.2%	(1.7 pts)
RESEARCH AND DEVELOPMENT EXPENSES	155	138	12%
% of Net Sales	4.0%	3.9%	0.1 pts
GOODWILL IMPAIRMENTS	27	—	NM
OTHER OPERATING EXPENSE (INCOME), NET	16	—	NM
OPERATING INCOME (LOSS)	353	383	(8)%
% of Net Sales	9.1%	10.9%	(1.8 pts)
INTEREST EXPENSE, NET	117	74	58%
OTHER (INCOME) EXPENSE, NET	12	26	(54)%
INCOME (LOSS) BEFORE INCOME TAXES	224	283	(21)%
INCOME TAX EXPENSE (BENEFIT)	39	41	(5)%
% of Income Before Income Taxes	17.4%	14.5%	2.9 pts
NET INCOME (LOSS)	185	242	(24)%
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	4	4	0%
NET INCOME (LOSS) ATTRIBUTABLE TO BAXTER STOCKHOLDERS	$181	$238	(24)%

EARNINGS (LOSS) PER SHARE
Basic	$0.36	$0.48	(25)%
Diluted	$0.36	$0.47	(23)%

WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	504	501
Diluted	507	507

ADJUSTED OPERATING INCOME (excluding special items)¹	$663	$710	(7)%
ADJUSTED INCOME BEFORE INCOME TAXES (excluding special items)¹	$534	$645	(17)%
ADJUSTED NET INCOME ATTRIBUTABLE TO BAXTER STOCKHOLDERS (excluding special items)¹	$444	$521	(15)%
ADJUSTED DILUTED EPS (excluding special items)¹	$0.88	$1.03	(15)%
1    Refer to page 12 for a description of the adjustments and a reconciliation to U.S. GAAP measures.
NM - Not Meaningful

BAXTER — PAGE 12
BAXTER INTERNATIONAL INC.
Description of Adjustments and Reconciliation of U.S. GAAP to Non-GAAP Measures
(unaudited, in millions)

The company’s U.S. GAAP results for the three months ended December 31, 2022 included special items which impacted the U.S. GAAP measures as follows:

	Gross Margin	Selling, General and Administrative Expenses	Research and Development Expenses	Goodwill Impairments	Other Operating Expense (Income), Net	Operating Income (Loss)	Income (Loss) Before Income Taxes	Income Tax Expense (Benefit)	Net Income (Loss)	Net Income (Loss) Attributable to Baxter Stockholders	Diluted Earnings Per Share
Reported	$1,463	$912	$155	$27	$16	$353	$224	$39	$185	$181	$0.36
Reported percent of net sales (or percent of income (loss) before income taxes for income tax expense (benefit))	37.6%	23.5%	4.0%	0.7%	0.4%	9.1%	5.8%	17.4%	4.8%	4.7%
Intangible asset amortization[1]	122	(53)	—	—	—	175	175	31	144	144	0.28
Business optimization items[2]	7	(23)	1	—	—	29	29	8	21	21	0.04
Acquisition and integration costs[3]	(1)	(27)	1	—	5	20	20	17	3	3	0.01
Divestiture-related costs[4]	—	(12)	—	—	—	12	12	3	9	9	0.02
European medical devices regulation[5]	13	—	—	—	—	13	13	4	9	9	0.02
Product-related items[6]	1	—	—	—	—	1	1	—	1	1	0.00
Goodwill and intangible asset impairments[7]	12	—	—	(27)	—	39	39	5	34	34	0.07
Loss on subsidiary liquidation[8]	—	—	—	—	(21)	21	21	4	17	17	0.03
Tax matters[11]	—	—	—	—	—	—	—	(25)	25	25	0.05
Adjusted	$1,617	$797	$157	$—	$—	$663	$534	$86	$448	$444	$0.88
Adjusted percent of net sales (or percent of income (loss) before income taxes for income tax expense (benefit))	41.6%	20.5%	4.0%	0.0%	0.0%	17.1%	13.7%	16.1%	11.5%	11.4%

The company’s U.S. GAAP results for the three months ended December 31, 2021 included special items which impacted the U.S. GAAP measures as follows:

	Gross Margin	Selling, General and Administrative Expenses	Research and Development Expenses	Operating Income (Loss)	Interest Expense, Net	Other (Income)Expense, Net	Income (Loss) Before Income Taxes	Income Tax Expense (Benefit)	Net Income (Loss)	Net Income (Loss) Attributable to Baxter Stockholders	Diluted Earnings Per Share
Reported	$1,406	$885	$138	$383	$74	$26	$283	$41	$242	$238	$0.47
Reported percent of net sales (or percent of income (loss) before income taxes for income tax expense (benefit))	40.0%	25.2%	3.9%	10.9%	2.1%	0.7%	8.1%	14.5%	6.9%	6.8%
Intangible asset amortization[1]	88	(11)	—	99	—	—	99	23	76	76	0.15
Business optimization items[2]	2	(30)	(1)	33	—	—	33	5	28	28	0.06
Acquisition and integration costs[3]	49	(121)	—	170	(30)	—	200	29	171	171	0.34
European medical devices regulation[5]	12	—	—	12	—	—	12	3	9	9	0.02
Loss on debt extinguishment[9]	—	—	—	—	—	(5)	5	1	4	4	0.01
Litigation matter[10]	—	(13)	—	13	—	—	13	—	13	13	0.03
Tax matters[11]	—	—	—	—	—	—	—	18	(18)	(18)	(0.04)
Adjusted	$1,557	$710	$137	$710	$44	$21	$645	$120	$525	$521	$1.03
Adjusted percent of net sales (or percent of income (loss) before income taxes for income tax expense (benefit))	44.3%	20.2%	3.9%	20.2%	1.3%	0.6%	18.4%	18.6%	14.9%	14.8%

1The company’s results in 2022 and 2021 included intangible asset amortization expense of $175 million ($144 million, or $0.28 per diluted share, on an after-tax basis) and $99 million ($76 million, or $0.15 per diluted share, on an after-tax basis), respectively.
2The company’s results in 2022 and 2021 included charges of $29 million ($21 million, or $0.04 per diluted share, on an after-tax basis) and $33 million ($28 million, or $0.06 per diluted share, on an after-tax basis), respectively, associated with its programs to optimize its organization and cost structure on a global basis. In 2022, restructuring charges include actions taken in connection with its integration of Hill-Rom Holdings, Inc. (Hillrom), which was acquired in December 2021.
3The company’s results in 2022 included $20 million ($3 million, or $0.01 per diluted share, on an after-tax basis) of acquisition and integration-related costs. That amount includes $25 million of costs related to our integration of Hillrom, partially offset by a $5 million benefit from a change in the estimated fair value of contingent consideration liabilities. The company’s results in 2021 included $200 million ($171 million, or $0.34 per diluted share, on an after-tax basis) of acquisition, integration and related financing costs for its acquisition of Hillrom and the acquisition of the rights to Caelyx and Doxil for specified territories outside of the U.S. In prior years, the company previously included $4 million of in-process research and development (IPR&D) charges within this acquisition and integration-related costs special item. The company updated its policy in the current year to no longer reflect IPR&D charges as a special item, therefore, the $200 million prior year amount above has been updated from the $204 million amount previously reported for comparability purposes.
4The company's results in 2022 included costs of $12 million ($9 million, or $0.02 per diluted share, on an after-tax basis) of divestiture-related costs of external advisors related to the proposed spinoff of its Renal Care and Acute Therapies product categories and the pursuit of strategic alternatives (including a potential sale) of its BioPharma Solutions (BPS) product category.
5The company’s results in 2022 and 2021 included costs of $13 million ($9 million, or $0.02 per diluted share, on an after-tax basis) and $12 million ($9 million, or $0.02 per diluted share, on an after-tax basis), respectively, of incremental costs to comply with the European Union’s medical device regulations for previously registered products, which primarily consist of contractor costs and other direct third-party costs. The company considers the adoption of these regulations to be a significant one-time regulatory change and believes that the costs of initial compliance for previously registered products over the implementation period are not indicative of its core operating results.
6The company’s results in 2022 included charges of $1 million ($1 million, or $0.00 per diluted share, on an after-tax basis) related to warranty and remediation activities from a field corrective action on certain of our infusion pumps.
7The company's results in 2022 includes charges of $39 million ($34 million, or $0.07 per diluted share, on an after-tax basis) related to goodwill and intangible asset impairments.
8The company's results in 2022 included costs of $21 million ($17 million, or $0.03 per diluted share, on an after-tax basis) related to its deconsolidation of a foreign subsidiary, including the derecognition of a related noncontrolling interest, upon its liquidation in December 2022 that was completed in connection with the company's legal entity rationalization activities.
9The company's results in 2021 included a loss of $5 million ($4 million, or $0.01 per diluted share, on an after-tax basis) on the early extinguishment of the $2.4 billion debt assumed as part of its Hillrom acquisition.
10The company's results in 2021 included a net charge of $13 million ($13 million, or $0.03 per diluted share, on an after-tax basis) associated with claimants alleging injuries as a result of proximity to one of its plants.
11The company's results in 2022 include a $25 million, or $0.05 per diluted share, valuation allowance recognized related to its estimated recoverability of a deferred tax asset for a net asset step-up related to Swiss tax reform legislation enacted during 2019 that is amortizable as a tax deduction ratably over tax years 2025 through 2029. The company's results in 2021 included an income tax benefit of $18 million, or $0.04 per diluted share related to a change in U.S. foreign tax credit regulations.
For more information on the company's use of non-GAAP financial measures, please see the Non-GAAP Financial Measures section of this press release.

BAXTER — PAGE 13
BAXTER INTERNATIONAL INC.
Consolidated Statements of Income
(unaudited)
(in millions, except per share and percentage data)

	Years Ended December 31,
	2022	2021	Change
NET SALES	$15,113	$12,784	18%
COST OF SALES	9,716	7,679	27%
GROSS MARGIN	5,397	5,105	6%
% of Net Sales	35.7%	39.9%	(4.2 pts)
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	3,887	2,867	36%
% of Net Sales	25.7%	22.4%	3.3 pts
RESEARCH AND DEVELOPMENT EXPENSES	605	534	13%
% of Net Sales	4.0%	4.2%	(0.2 pts)
GOODWILL IMPAIRMENTS	2,812	—	NM
OTHER OPERATING EXPENSE (INCOME), NET	36	(6)	NM
OPERATING INCOME (LOSS)	(1,943)	1,710	(214)%
% of Net Sales	(12.9)%	13.4%	(26.3 pts)
INTEREST EXPENSE, NET	395	192	106%
OTHER (INCOME) EXPENSE, NET	15	41	(63)%
INCOME (LOSS) BEFORE INCOME TAXES	(2,353)	1,477	(259)%
INCOME TAX EXPENSE (BENEFIT)	68	182	(63)%
% of Income Before Income Taxes	(2.9)%	12.3%	(15.2 pts)
NET INCOME (LOSS)	(2,421)	1,295	(287)%
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	12	11	9%
NET INCOME (LOSS) ATTRIBUTABLE TO BAXTER STOCKHOLDERS	$(2,433)	$1,284	(289)%

EARNINGS (LOSS) PER SHARE
Basic	$(4.83)	$2.56	(289)%
Diluted	$(4.83)	$2.53	(291)%

WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	504	502
Diluted	504	508

ADJUSTED OPERATING INCOME (excluding special items)¹	$2,583	$2,396	8%
ADJUSTED INCOME BEFORE INCOME TAXES (excluding special items)¹	$2,227	$2,216	0%
ADJUSTED NET INCOME ATTRIBUTABLE TO BAXTER STOCKHOLDERS (excluding special items)¹	$1,772	$1,832	(3)%
ADJUSTED DILUTED EPS (excluding special items)¹	$3.50	$3.61	(3)%
1    Refer to page 14 for a description of the adjustments and a reconciliation to U.S. GAAP measures.
NM - Not Meaningful

BAXTER — PAGE 14
BAXTER INTERNATIONAL INC.
Description of Adjustments and Reconciliation of U.S. GAAP to Non-GAAP Measures
(unaudited, in millions)

The company’s U.S. GAAP results for the year ended December 31, 2022 included special items which impacted the U.S. GAAP measures as follows:

	Gross Margin	Selling, General and Administrative Expenses	Research and Development Expenses	Goodwill Impairments	Other Operating Expense (Income), Net	Operating Income (Loss)	Other (Income) Expense, Net	Income (Loss) Before Income Taxes	Income Tax Expense (Benefit)	Net Income (Loss)	Net Income (Loss) Attributable to Baxter Stockholders	Diluted Earnings Per Share
Reported	$5,397	$3,887	$605	$2,812	$36	$(1,943)	$15	$(2,353)	$68	$(2,421)	$(2,433)	$(4.83)
Reported percent of net sales (or percent of income (loss) before income taxes for income tax expense (benefit))	35.7%	25.7%	4.0%	18.6%	0.2%	(12.9)%	0.1%	(15.6)%	(2.9)%	(16.0)%	(16.1)%
Intangible asset amortization[1]	466	(287)	—	—	—	753	—	753	173	580	580	1.14
Business optimization items[2]	28	(194)	(3)	—	—	225	—	225	55	170	170	0.34
Acquisition and integration costs[3]	170	(82)	—	—	39	213	—	213	54	159	159	0.31
Divestiture-related costs[4]	—	(12)	—	—	—	12	—	12	3	9	9	0.02
European medical devices regulation[5]	48	—	—	—	—	48	—	48	12	36	36	0.07
Product-related items[6]	44	—	—	—	—	44	—	44	5	39	39	0.08
Goodwill and intangible asset impairments[7]	344	—	—	(2,812)	—	3,156	—	3,156	83	3,073	3,073	6.06
Loss on product divestiture arrangement[8]	—	—	—	—	(54)	54	—	54	13	41	41	0.08
Loss on subsidiary liquidation[9]	—	—	—	—	(21)	21	—	21	4	17	17	0.03
Reclassification of cumulative translation loss to earnings[10]	—	—	—	—	—	—	(65)	65	—	65	65	0.13
Pension curtailment[11]	—	—	—	—	—	—	11	(11)	(2)	(9)	(9)	(0.02)
Tax matters[15]	—	—	—	—	—	—	—	—	(25)	25	25	0.05
Adjusted	$6,497	$3,312	$602	$—	$—	$2,583	$(39)	$2,227	$443	$1,784	$1,772	$3.50
Adjusted percent of net sales (or percent of income (loss) before income taxes for income tax expense (benefit))	43.0%	21.9%	4.0%	0.0%	0.0%	17.1%	(0.3)%	14.7%	19.9%	11.8%	11.7%
Weighted-average diluted shares as reported					504
Effect of dilutive securities that were anti-dilutive to dilutive EPS as reported					3
Weighted-average diluted shares as adjusted					507

The company’s U.S. GAAP results for the year ended December 31, 2021 included special items which impacted the U.S. GAAP measures as follows:

	Gross Margin	Selling, General and Administrative Expenses	Research and Development Expenses	Other Operating Expense (Income), Net	Operating Income (Loss)	Interest Expense, Net	Other (Income)Expense, Net	Income (Loss) Before Income Taxes	Income Tax Expense (Benefit)	Net Income (Loss)	Net Income (Loss) Attributable to Baxter Stockholders	Diluted Earnings Per Share
Reported	$5,105	$2,867	$534	$(6)	$1,710	$192	$41	$1,477	$182	$1,295	$1,284	$2.53
Reported percent of net sales (or percent of income (loss) before income taxes for income tax expense (benefit))	39.9%	22.4%	4.2%	0.0%	13.4%	1.5%	0.3%	11.6%	12.3%	10.1%	10.0%
Intangible asset amortization[1]	287	(11)	—	—	298	—	—	298	64	234	234	0.46
Business optimization items[2]	53	(60)	(1)	—	114	—	—	114	23	91	91	0.18
Acquisition and integration costs[3]	50	(144)	—	6	188	(48)	—	236	36	200	200	0.39
European medical devices regulation[5]	42	—	—	—	42	—	—	42	10	32	32	0.06
Investigation and related costs[12]	—	(31)	—	—	31	—	—	31	3	28	28	0.06
Loss on debt extinguishment[13]	—	—	—	—	—	—	(5)	5	1	4	4	0.01
Litigation matter[14]	—	(13)	—	—	13	—	—	13	—	13	13	0.03
Tax matters[15]	—	—	—	—	—	—	—	—	54	(54)	(54)	(0.11)
Adjusted	$5,537	$2,608	$533	$—	$2,396	$144	$36	$2,216	$373	$1,843	$1,832	$3.61
Adjusted percent of net sales (or percent of income (loss) before income taxes for income tax expense (benefit))	43.3%	20.4%	4.2%	0.0%	18.7%	1.1%	0.3%	17.3%	16.8%	14.4%	14.3%
1The company’s results in 2022 and 2021 included intangible asset amortization expense of $753 million ($580 million, or $1.14 per diluted share, on an after-tax basis) and $298 million ($234 million, or $0.46 per diluted share, on an after-tax basis), respectively.
2The company’s results in 2022 and 2021 included charges of $225 million ($170 million, or $0.34 per diluted share, on an after-tax basis) and $114 million ($91 million, or $0.18 per diluted share, on an after-tax basis), respectively, associated with its programs to optimize its organization and cost structure on a global basis. In 2022, restructuring charges include actions taken in connection with our integration of Hillrom, which we acquired in December 2021.
3The company’s results in 2022 included $213 million ($159 million, or $0.31 per diluted share, on an after-tax basis) of acquisition and integration-related expenses. That amount includes $252 million of costs related to our acquisition and integration of Hillrom, including $159 million of incremental costs of sales from the fair value step-ups on acquired Hillrom inventory that was sold in the first quarter. The acquisition and integration-related expenses related to Hillrom were partially offset by $39 million of benefits from changes in the estimated fair value of contingent consideration liabilities. The company’s results in 2021 included $236 million ($200 million, or $0.39 per diluted share, on an after-tax basis) of acquisition, integration and related financing expenses for its acquisition of Hillrom and the acquisition of the rights to Caelyx and Doxil for specified territories outside of the U.S. that was partially offset by the change in the estimated fair value of contingent consideration liabilities. In prior years, the company previously included $4 million of IPR&D charges within this acquisition and integration-related costs special item. The company updated its policy in the current year to no longer reflect IPR&D charges as a special item, therefore, the $236 million prior year amount above has been updated from the $240 million amount previously reported for comparability purposes.
4The company's results in 2022 included costs of $12 million ($9 million, or $0.02 per diluted share, on an after-tax basis) of divestiture-related costs of external advisors related to the proposed spinoff of its Renal Care and Acute Therapies product categories and the pursuit of strategic alternatives (including a potential sale) of its BPS product category.
5The company’s results in 2022 and 2021 included costs of $48 million ($36 million, or $0.07 per diluted share, on an after-tax basis) and $42 million ($32 million, or $0.06 per diluted share, on an after-tax basis), respectively, of incremental costs to comply with the European Union’s medical device regulations for previously registered products, which primarily consist of contractor costs and other direct third-party costs. The company considers the adoption of these regulations to be a significant one-time regulatory change and believes that the costs of initial compliance for previously registered products over the implementation period are not indicative of its core operating results.
6The company's results in 2022 included charges of $44 million ($39 million, or $0.08 per diluted share, on an after-tax basis) related to warranty and remediation activities from two field corrective actions on certain of our infusion pumps.
7The company's results in 2022 included charges of $3.2 billion ($3.1 billion, or $6.06 per diluted share, on an after-tax basis) related to goodwill and intangible asset impairments.
8The company's results in 2022 included a loss of $54 million ($41 million, or $0.08 per diluted share, on an after-tax basis) related to an arrangement to divest certain product rights for an amount that is less than the cost of those product rights which was triggered by U.S. and European Union regulatory approvals of the related products.
9The company's results in 2022 included a charge of $21 million ($17 million, or $0.03 per diluted share, on an after-tax basis) related to its deconsolidation of a foreign subsidiary, including the derecognition of a related noncontrolling interest, upon its liquidation in December 2022 that was completed in connection with the company's legal entity rationalization activities.
10The company's results in 2022 included a charge of $65 million ($65 million, or $0.13 per diluted share, on an after-tax basis) related to cumulative translation adjustments reclassified from accumulated other comprehensive income (loss) as a result of the substantial liquidation of its operations in Argentina.
11The company's results in 2022 included a curtailment gain of $11 million ($9 million, or $0.02 per diluted share, on an after-tax basis) related to an announced change for active non-bargaining participants in its U.S. Hillrom pension plan.
12The company’s results in 2021 included costs of $31 million ($28 million, or $0.06 per diluted share, on an after-tax basis) for investigation and related costs including charges related to matters associated with the company's investigation of foreign exchange gains and losses.
13The company's results in 2021 include a loss of $5 million ($4 million, or $0.01 per diluted share, on an after-tax basis) on the early extinguishment of the $2.4 billion debt assumed as part of its Hillrom acquisition.
14The company's results in 2021 included a charge of $13 million ($13 million, or $0.03 per diluted share, on an after-tax basis) associated with claimants alleging injuries as a result of proximity to one of its plants.
15The company's results in 2022 included a $25 million or $0.05 per diluted share, valuation allowance recognized related to its estimated recoverability of a deferred tax asset for a net asset step-up related to Swiss tax reform legislation enacted during 2019 that is amortizable as a tax deduction ratably over tax years 2025 through 2029. The company's results in 2021 included a net income tax benefit of $54 million or $0.11 per diluted share, related to a tax-deductible foreign statutory loss on an investment in a foreign subsidiary and a change in U.S. foreign tax credit regulations that was partially offset by an unfavorable court ruling for an uncertain tax position.
For more information on the company's use of non-GAAP financial measures, please see the Non-GAAP Financial Measures section of this press release.

BAXTER — PAGE 15
BAXTER INTERNATIONAL INC.
Sales by Operating Segment
(unaudited)
($ in millions)

	Three Months Ended December 31,				Years Ended December 31,
	2022	2021	% Growth @ Actual Rates	% Growth @ Constant Rates	2022	2021	% Growth @ Actual Rates	% Growth @ Constant Rates
Americas	$1,735	$1,755	(1)%	0%	$6,710	$6,666	1%	2%
EMEA	750	815	(8)%	5%	2,879	3,115	(8)%	4%
APAC	668	732	(9)%	2%	2,585	2,791	(7)%	0%
Hillrom	734	212	NM	NM	2,939	212	NM	NM
Total Baxter	$3,887	$3,514	11%	17%	$15,113	$12,784	18%	23%
Constant currency growth is a non-GAAP measure. For more information on the company’s use of non-GAAP financial measures, please see the Non-GAAP Financial Measures section of this press release.
NM - Not Meaningful

BAXTER — PAGE 16
BAXTER INTERNATIONAL INC.
Sales by Product Category
(unaudited)
($ in millions)

In connection with the acquisition of Hillrom in December 2021, the company has added three new product categories: Patient Support Systems, Front Line Care and Surgical Solutions.

	Three Months Ended December 31,				Years Ended December 31,
	2022	2021	% Growth @ Actual Rates	% Growth @ Constant Rates	2022	2021	% Growth @ Actual Rates	% Growth @ Constant Rates
Renal Care ¹	$981	$1,033	(5)%	3%	$3,748	$3,900	(4)%	2%
Medication Delivery ²	745	784	(5)%	(2)%	2,886	2,880	0%	3%
Pharmaceuticals ³	552	604	(9)%	(1)%	2,126	2,291	(7)%	(1)%
Clinical Nutrition [4]	243	249	(2)%	6%	931	964	(3)%	4%
Advanced Surgery [5]	260	255	2%	8%	998	977	2%	8%
Acute Therapies [6]	182	202	(10)%	(3)%	701	782	(10)%	(6)%
BioPharma Solutions [7]	153	145	6%	12%	644	669	(4)%	2%
Patient Support Systems[8]	360	115	NM	NM	1,487	115	NM	NM
Front Line Care[9]	293	70	NM	NM	1,148	70	NM	NM
Surgical Solutions[10]	81	27	NM	NM	304	27	NM	NM
Other[11]	37	30	23%	23%	140	109	28%	30%
Total Baxter	$3,887	$3,514	11%	17%	$15,113	$12,784	18%	23%
1Includes sales of the company’s peritoneal dialysis (PD), hemodialysis (HD) and additional dialysis therapies and services.
2Includes sales of the company’s intravenous (IV) therapies, infusion pumps, administration sets and drug reconstitution devices.
3Includes sales of the company’s premixed and oncology drug platforms, inhaled anesthesia and critical care products and pharmacy compounding services.
4Includes sales of the company’s parenteral nutrition (PN) therapies and related products.
5Includes sales of the company’s biological products and medical devices used in surgical procedures for hemostasis, tissue sealing and adhesion prevention.
6Includes sales of the company’s continuous renal replacement therapies (CRRT) and other organ support therapies focused in the intensive care unit (ICU).
7Includes sales of contracted services the company provides to various pharmaceutical and biopharmaceutical companies.
8Includes sales of connected care solutions: devices, software, communications and integration technologies and smart beds.
9Includes sales of integrated patient monitoring and diagnostic technologies to help diagnose, treat and manage a wide variety of illness and diseases, including respiratory therapy, cardiology, vision screening and physical assessment.
10Includes sales of surgical video technologies, tables, lights, pendants, precision positioning devices and other accessories.
11Includes sales of other miscellaneous product and service offerings.
Constant currency growth is a non-GAAP measure. For more information on the company’s use of non-GAAP financial measures, please see the Non-GAAP Financial Measures section of this press release.
NM - Not Meaningful

BAXTER — PAGE 17
BAXTER INTERNATIONAL INC.
Product Category Sales by U.S. and International
(unaudited)
($ in millions)

	Three Months Ended December 31,
	2022			2021			% Growth
	U.S.	International	Total	U.S.	International	Total	U.S.	International	Total
Renal Care	$255	$726	$981	$235	$798	$1,033	9%	(9)%	(5)%
Medication Delivery	483	262	745	514	270	784	(6)%	(3)%	(5)%
Pharmaceuticals	188	364	552	203	401	604	(7)%	(9)%	(9)%
Clinical Nutrition	86	157	243	88	161	249	(2)%	(2)%	(2)%
Advanced Surgery	146	114	260	140	115	255	4%	(1)%	2%
Acute Therapies	62	120	182	76	126	202	(18)%	(5)%	(10)%
BioPharma Solutions	79	74	153	55	90	145	44%	(18)%	6%
Patient Support Systems	270	90	360	86	29	115	NM	NM	NM
Front Line Care	222	71	293	51	19	70	NM	NM	NM
Surgical Solutions	34	47	81	12	15	27	NM	NM	NM
Other	28	9	37	23	7	30	22%	29%	23%
Total Baxter	$1,853	$2,034	$3,887	$1,483	$2,031	$3,514	25%	0%	11%

NM - Not Meaningful

BAXTER — PAGE 18
BAXTER INTERNATIONAL INC.
Product Category Sales by U.S. and International
(unaudited)
($ in millions)

	Years Ended December 31,
	2022			2021			% Growth
	U.S.	International	Total	U.S.	International	Total	U.S.	International	Total
Renal Care	$945	$2,803	$3,748	$890	$3,010	$3,900	6%	(7)%	(4)%
Medication Delivery	1,889	997	2,886	1,859	1,021	2,880	2%	(2)%	0%
Pharmaceuticals	682	1,444	2,126	753	1,538	2,291	(9)%	(6)%	(7)%
Clinical Nutrition	352	579	931	343	621	964	3%	(7)%	(3)%
Advanced Surgery	574	424	998	545	432	977	5%	(2)%	2%
Acute Therapies	241	460	701	287	495	782	(16)%	(7)%	(10)%
BioPharma Solutions	305	339	644	273	396	669	12%	(14)%	(4)%
Patient Support Systems	1,150	337	1,487	86	29	115	NM	NM	NM
Front Line Care	840	308	1,148	51	19	70	NM	NM	NM
Surgical Solutions	145	159	304	12	15	27	NM	NM	NM
Other	100	40	140	81	28	109	23%	43%	28%
Total Baxter	$7,223	$7,890	$15,113	$5,180	$7,604	$12,784	39%	4%	18%

NM - Not Meaningful

BAXTER — PAGE 19
BAXTER INTERNATIONAL INC.
Reconciliation of Non-GAAP Financial Measure
Operating Cash Flow to Free Cash Flow
(unaudited)
($ in millions)

	Years Ended December 31,
	2022	2021
Cash flows from operations - continuing operations	$1,211	$2,222
Cash flows from investing activities	(931)	(11,200)
Cash flows from financing activities	(1,438)	8,245

Cash flows from operations - continuing operations	$1,211	$2,222
Capital expenditures	(679)	(743)
Free cash flow - continuing operations	$532	$1,479
Free cash flow is a non-GAAP measure. For more information on the company’s use of non-GAAP financial measures, please see the Non-GAAP Financial Measures section of this press release.

BAXTER — PAGE 20
BAXTER INTERNATIONAL INC.
Reconciliation of Non-GAAP Financial Measure
Change in Net Sales Growth As Reported to Operational Sales Growth
From The Three Months Ended December 31, 2021 to The Three Months Ended December 31, 2022
(unaudited)

	Net Sales Growth As Reported	Hillrom	FX	Operational Sales Growth*
Renal Care	(5)%	0%	8%	3%
Medication Delivery	(5)%	0%	3%	(2)%
Pharmaceuticals	(9)%	0%	8%	(1)%
Clinical Nutrition	(2)%	0%	8%	6%
Advanced Surgery	2%	0%	6%	8%
Acute Therapies	(10)%	0%	7%	(3)%
BioPharma Solutions	6%	0%	6%	12%
Patient Support Systems	NM	NM	NM	NM
Front Line Care	NM	NM	NM	NM
Surgical Solutions	NM	NM	NM	NM
Other	23%	0%	0%	23%
Total Baxter	11%	(15)%	6%	2%

U.S.	25%	(25)%	0%	(1)%
International	0%	(7)%	10%	3%
*Totals may not add across due to rounding.
Operational sales growth is a non-GAAP measure. For more information on the company’s use of non-GAAP financial measures, please see the Non-GAAP Financial Measures section of this press release.
NM - Not Meaningful

BAXTER — PAGE 21
BAXTER INTERNATIONAL INC.
Reconciliation of Non-GAAP Financial Measure
Change in Net Sales Growth As Reported to Operational Sales Growth
From The Year Ended December 31, 2021 to The Year Ended December 31, 2022
(unaudited)

	Net Sales Growth As Reported	Hillrom	FX	Operational Sales Growth*
Renal Care	(4)%	0%	6%	2%
Medication Delivery	0%	0%	3%	3%
Pharmaceuticals	(7)%	0%	6%	(1)%
Clinical Nutrition	(3)%	0%	7%	4%
Advanced Surgery	2%	0%	6%	8%
Acute Therapies	(10)%	0%	4%	(6)%
BioPharma Solutions	(4)%	0%	6%	2%
Patient Support Systems	NM	NM	NM	NM
Front Line Care	NM	NM	NM	NM
Surgical Solutions	NM	NM	NM	NM
Other	28%	0%	2%	30%
Total Baxter	18%	(21)%	5%	2%

U.S.	39%	(38)%	0%	1%
International	4%	(10)%	8%	3%
*Totals may not add across due to rounding.
Operational sales growth is a non-GAAP measure. For more information on the company’s use of non-GAAP financial measures, please see the Non-GAAP Financial Measures section of this press release.
NM - Not Meaningful

BAXTER — PAGE 22
BAXTER INTERNATIONAL INC.
Reconciliation of Non-GAAP Financial Measure
Reported Sales Growth to Pro Forma Net Sales Growth at Constant Currency for Hillrom
(unaudited)
($ in millions)

	Three Months Ended December 31, 2022	Year Ended December 31, 2022
Hillrom net sales growth as reported	246%	1,286%
Impact of foreign currency	3%	2%
Impact of Hillrom preacquisition net sales	(245)%	(1,288)%
Hillrom pro forma net sales growth at constant currency	4%	0%

The above calculation of pro forma net sales growth at constant currency for the company's Hillrom segment adjusts fourth quarter and full year 2022 net sales as if currency rates had remained constant from the prior year periods and adjusts fourth quarter and full year 2021 net sales to include $513 million and $2.8 billion, respectively, of Hillrom's preacquisition net sales.
Pro forma net sales growth at constant currency for the company's Hillrom segment is a non-GAAP measure. For more information on the company’s use of non-GAAP financial measures, please see the Non-GAAP Financial Measures section of this press release.

BAXTER — PAGE 23
BAXTER INTERNATIONAL INC.
Reconciliation of Non-GAAP Financial Measure
Projected First Quarter and Full Year 2023 U.S. GAAP Sales Growth to Projected Constant Currency Growth and
Projected First Quarter and Full Year 2023 U.S. GAAP Earnings Per Share to Projected Adjusted Earnings Per Share
(unaudited)

Sales Growth Guidance	Q1 2023*	FY 2023*
Sales Growth - U.S. GAAP	~(3)%	1% - 2%
Foreign exchange	2%	(1)%
Sales Growth - Constant Currency	~(1)%	0% - 1%

Earnings Per Share Guidance	Q1 2023*	FY 2023*
Earnings per Diluted Share - U.S. GAAP	$0.14 - $0.18	$1.43 - $1.63
Estimated intangible asset amortization	$0.24	$0.96
Estimated business optimization charges	$0.02	$0.07
Estimated acquisition and integration costs	$0.02	$0.08
Estimated divestiture-related costs	$0.02	$0.12
Estimated European medical devices regulation	$0.02	$0.09
Earnings per Diluted Share - Adjusted	$0.46 - $0.50	$2.75 - $2.95
*Totals may not foot due to rounding

The company’s outlook for U.S. GAAP earnings per share only includes the impact of special items that are known or expected as of the date of this release. Accordingly, actual U.S. GAAP earnings per share for the first quarter and full year of 2023 may differ significantly from those amounts. For example, the company’s outlook does not reflect the potential impact of future business or asset acquisitions or dispositions, goodwill and intangible asset impairments, restructuring actions, developments related to gain or loss contingencies, or unusual or infrequently occurring items that may occur during 2023.